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                                                                    Exhibit 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT


         This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated September 23, 2003 by and between Callisto Pharmaceuticals, Inc., a company incorporated under the laws of Florida (the "Company"), and Donald H. Picker, Ph.D., an individual (the "Executive") with reference to the following facts:

         A. The Company is party to an Agreement and Plan of Merger dated March 10, 2003, as amended April 4, 2003 (the "Merger Agreement") among the Company (formerly Webtronics, Inc.), Callisto Research Labs, LLC, a Delaware limited liability company (the successor to Callisto Pharmaceuticals, Inc., a Delaware corporation) ("Callisto Research"), Synergy Pharmaceuticals, Inc. a Delaware corporation ("Synergy"), Callisto Acquisition Corp., a Delaware corporation and Synergy Acquisition Corp., a Delaware corporation.

         B. Pursuant to the Merger Agreement, Callisto Research and Synergy became subsidiaries of the Company.

         C. Both Callisto Research and Synergy are engaged in the business of developing and marketing drug products.

         D. Company and Executive desire to enter into an agreement to provide for Executive's employment by the Company upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

         1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

               1.1 Duties and Responsibilities. Executive shall serve as Vice President, Drug Development. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company's Chief Scientific Officer, to whom Executive shall report. Executive shall also serve as an officer of one or more of the Company's subsidiaries without any additional compensation. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. Without limiting the forgoing, the Executive acknowledges that Synergy presently has an office in Somerset, New Jersey and that the Company will be headquartered in Manhattan, New York and that Executive will be present in the Company's New York offices not less than normal business hours, unless Executive is on approved business travel, vacation or it is not a business day. The Company's normal business hours are 9:00 a.m. to 5:30 p.m. Monday to Friday.


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               1.2 Employment Term. The term of Executive's employment under this Agreement shall commence on September 23, 2003 (the "Effective Date") and shall continue for 18 months, unless earlier terminated in accordance with
Section 4 hereof. The term of Executive's employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the "Employment Term," such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective "Employment Term" as that term is defined below. The period commencing as of the Effective Date and ending 18 months thereafter or such later date to which the term of Executive's employment under the Agreement shall have been extended by mutual written Agreement is referred to herein as the "Employment Term."

               1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all Executive's business time, attention and energy thereto. Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Company's Board of Directors (the "Board"), which consent shall not be unreasonably withheld.

               1.4 Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $175,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

               1.5 Incentive Compensation. Executive shall be eligible to earn a cash bonus of up to $45,000 for each twelve-month period during the Employment Term. Executive's bonus, if any, shall be subject to all applicable tax and payroll withholdings. For the year ending on the first anniversary of the date of this Agreement, Mr. Picker shall earn:

               (a) $10,000 of his cash bonus upon the closing of the sale of Synergy Pharmaceuticals Inc.'s net operating losses which were carried over to 2003.

               (b) $10,000 of his cash bonus upon identification of a second cancer indication for Atiprimod.

               (c) $10,000 of his cash bonus upon Atiprimod attaining orphan drug status from the FDA.

               (d) $15,000 of his cash bonus if Executive arranges a CRADA with the FDA to develop Atiprimod analog backup or second generation compound or develop in-house capability to develop same.

               1.6 Options. The Board of Directors or if the Board organizes a compensation committee (the "Committee") having authority over the Company's 1996 Incentive and Non-Qualified Stock Option Plan, in the form that such Plan is assumed by the Company, under the Merger Agreement (the "Plan"), will make an initial grant of options to the Executive as follows:


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               (a) a non-qualified performance ten year option to purchase up to
      325,000 Company Common Shares at an exercise price of $1.50 per share, which shall vest pursuant to the following schedule: Assuming the Executive is employed by the Company on the vesting dates, 83,333 options will vest on July 19, 2004, 108,333 options will vest on July 19, 2005 and 133,334 options will vest on July 19, 2006; and

               (b) the Board or the Committee in exercising its unrestricted discretion may grant such additional options to the Executive each year of the Employment Term as it deems appropriate.

               1.7 Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the "Benefit Coverages"), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Executive shall be provided office space and staff assistance appropriate for Executive's position and adequate for the performance of his duties.

               1.8 Reimbursement of Expenses; Vacation; Sick Days and Personal Days. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group. Executive shall be entitled to vacation and holidays in accordance with the Company's normal personnel policies for senior level executives, but not less than three (3) weeks of vacation per calendar year, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Board of Directors. Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term. Executive shall be entitled to no more than an aggregate of ten (10 ) sick days and personal days per calendar year.

               1.9 No Other Compensation. Except as expressly provided in Sections 1.4 through 1.8, Executive shall not be entitled to any other compensation or benefits.

         2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession. As a condition of Executive's continued employment with the Company and in order to protect the Company's interest in such proprietary information, the Company shall require Executive's execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit "B", and incorporated herein by this reference.


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         3. Non-Competition; Non-Solicitation.

               3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 3.1, (i) "Competing Business" means any biotechnology or pharmaceutical company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to azaspiranes and guanylyl cyclase receptor agonists and (ii) "Covered Area" means all geographical areas of the United States, Ireland, Germany and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

               3.2 Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company's and/or its affiliates' business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.


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               3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

         4. Termination.

               4.1 By Company. The Company may, in its discretion and at its option, terminate the Executive's employment with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement; provided that the Company shall only terminate the Executive without Cause with the consent of two of the three directors appointed by Synergy to the Company's Board pursuant to the Merger Agreement. In the event the Company desires to terminate the Executive's employment without Cause, the Company shall give the Executive not less than ninety (90) days advance written notice. Termination of Executive's employment hereunder shall be deemed to be "for Cause" in the event that Executive violates any provisions of this Agreement, is guilty of any criminal act other than minor traffic violations, is guilty of willful misconduct or gross neglect, or gross dereliction of his duties hereunder or refuses to perform his duties hereunder after notice of such refusal to perform such duties or directions was given to Executive by the Board of Directors.

               4.2 By Executive's Death or Disability. This Agreement shall also be terminated upon the Executive's death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Executive is unable to perform his usual and essential duties for the Company.

               4.3 Compensation on Termination. In the event the Company terminates Executive's employment, all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. In the event of termination by reason of Executive's death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive's Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year which death or permanent disability occurs. Upon termination of Executive, if Executive executes a written release, substantially in the form attached hereto as Exhibit "C" (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than Executive's entitlement under any employee benefit plan or program sponsored by the Company in which Executive participated), unless the Employment Term expires or termination is for Cause, the Executive shall receive, in full settlement of any claims Executive may have related to his employment by the Company, Base Salary for 30 calendar days from the date of termination, provided Executive is in full compliance with the provisions of Sections 2 and 3 of this Agreement.


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               4.4 Voluntary Termination. Executive may voluntarily terminate the Employment Term upon sixty (60) days' prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

         5. General Provisions.

               5.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

               5.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:             Callisto Pharmaceuticals, Inc.
                                            420 Lexington Avenue, Suite 2500
                                            New York, NY 10070

         If to Executive, to:               Donald H. Picker, Ph.D.


Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

               5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


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               5.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

               5.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

               5.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

               5.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

               5.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

                                     CALLISTO PHARMACEUTICALS, INC.



                                     By: /s/ Gary S. Jacob
                                         -----------------



                                     /s/ Donald H. Picker
                                     --------------------
                                     Donald H. Picker, Ph.D.